Happy New Year From Liberty Star Uranium & Metals!

----With tax loss selling behind us, here's 10 reasons to make that first buy or add to your position in LBSU in 2008---

1.	As of December 1st 2007, LBSU has made the transition on the Arizona Strip from land acquisition to nearly full time drilling for uranium and other economically significant metals

2.	LBSU has a drill in the ground RIGHT NOW. We have fourteen holes originally drilled in the 1970's - 1980's that are close to targets defined by our recent geochemical sampling program.

3.	Through our wholly owned subsidiary, REDWALL DRILLING CO. we own our own drill rig and can decide when and where drilling will be most effective. We expect a 40% costs savings from our dynamic drill program.

4.	Within our North Pipes Super Project LBSU holds claim over nearly half of all breccia pipe targets on the Arizona Strip, historically hosting the highest grade uranium yields in the United States, and the second highest in the world.

5.	Demand for uranium continues to grow. New permits are pending in the US and China authorities foresee no less than two nuclear reactors a year until 2020. The price of uranium closed at $28.14 USD per lb. in 2005, $47.16 USD per lb. in 2006, and looks to close at $90 USD per lb. in 2007.

6.	LBSU has an expert team of geologists and exploration specialists. Design engineers have been contacted and are on hand to plan for post-discovery mine development.

7.	In addition to Uranium, the Arizona Strip has produced minable quantities of copper, silver vanadium, zinc, moly, cobalt nickel gallium and germanium--all commodities with prices on the rise and heavy future demand

8.	LBSU has money in the bank. In addition to funds from the joint venture partnership on the Elle portion of the North Pipes Super Project, we still have funds to draw from the May 2007 private equity account.

9.	We are not alone in our enthusiasm for the prospects on the Arizona Strip. Uranium One, Dennison Mines, Energy Fuels, Tournigan Gold and Quaterra Resources all maintain claims in the area.

10.	Don't forget our holdings in Alaska! The Big Chunk Super Project is only about two miles away and on trend from the northern border of Northern Dynasty's Pebble project.

Questions? Comments? Contact: Tracy Myers Investor Relations Liberty Star Uranium & Metals Corp. Phone (520) 731-8786 TMyers@LibertyStarUranium.com

http://www.LibertyStarUranium.com http://www.agoracom.com/ir/libertystar

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